Exhibit 5.4

July 25, 2014

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Re:	Registration Statement on Form S-3 (Registration No. 333-183179)

Ladies and Gentlemen:

We have acted as local counsel in the Commonwealth of Virginia to Kanawha Rail LLC, a Virginia limited liability company (“Kanawha Rail”), and as local counsel in the State of West Virginia to LJL LLC, a West Virginia limited liability company (“LJL”), in connection with the offering and sale by Regency Energy Partners LP, a Delaware limited partnership and Regency Energy Finance Corp., a Delaware corporation (collectively, the “Issuers”), of 5.00% Senior Notes due 2022 in the aggregate principal amount of $700,000,000 (the “Notes”), pursuant to the Underwriting Agreement dated July 22, 2014 (the “Agreement”), by and among Issuers, the guarantors named therein, including Kanawha Rail and LJL, and Barclays Capital Inc., for itself and on behalf of the several underwriters identified in Schedule A attached thereto (collectively, the “Underwriters”). Capitalized terms used but not defined herein, have the meanings assigned to them in the Agreement.

Before rendering our opinions hereinafter set forth, we examined copies, certified or otherwise identified to our satisfaction, of the following documents:

(1) the Agreement;

(2) the Indenture, dated as of September 11, 2013, by and among the Issuers, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the Fifth Supplemental Indenture dated as of April 18, 2014, providing for the addition of certain subsidiary guarantors, including Kanawha Rail and LJL (as so amended, the “Base Indenture”);

(3) the Notation of Guarantee in the form attached to the Indenture (the “Notation of Guarantee”);

(4) the Supplemental Indenture dated as of July 25, 2014, by and among the Issuers, the guarantors named therein and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”);

Regency Energy Partners LP

July 25, 2014

(5) the Officer’s Certificate of Regency OLP GP LLC, dated July 25, 2014 (the “Opinion Certificate”);

(6) the Certificate of Limited Liability Company and Articles of Organization (and any amendments thereto) for Kanawha Rail, as certified by the Virginia State Corporation Commission (the “Virginia SCC”) on July 22, 2014;

(7) the Certificate of Limited Liability Company and Articles of Organization (and any amendments thereto) for LJL, as certified by the Secretary of State of West Virginia (the “WV SOS”) on July 21, 2014;

(8) the Limited Liability Company Agreement dated June 28, 2010, of Kanawha Rail, and the Amended and Restated Limited Liability Company Agreement dated December 9, 2010, of LJL;

(9) the Unanimous Written Consent of Regency OLP GP LLC, as the general partner of Regency Gas Services LP, the sole member of Kanawha Rail and LJL, dated as of July 22, 2014, for each of these Guarantors authorizing its execution, delivery and performance of Transaction Documents, attached as part of Exhibit “C” to the Opinion Certificate (the “Consent”);

(10) a Certificate of Existence for LJL dated July 22, 2014, and issued by the WV SOS; and

(11) a Certificate of Fact for Kanawha Rail dated July 22, 2014, and issued by the Virginia SCC.

The documents referenced in items (1) through (4) above are sometimes referred to collectively as the “Transaction Documents.” The documents referenced in items (5) through (11) above are sometimes referred to collectively as the “Organizational Documents.” As to certain questions of fact that we cannot otherwise verify or establish, we have relied upon the accuracy of the various factual statements, recitals, representations and warranties of the parties set forth in the Organizational Documents, Transaction Documents and Opinion Certificate.

In rendering our opinions expressed herein, we have assumed the following to be true and have not conducted any independent investigation or verification to the contrary:

(i) The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Regency Energy Partners LP

July 25, 2014

(ii) The accuracy of all representations of fact from officers of Kanawha Rail, LJL and their affiliated companies, and certificates of fact from such officers and from public officials, and that all such representations and certificates of fact are true, accurate and complete.

(iii) The due authorization, execution and delivery of all of the Transactional Documents by the parties thereto, except as we have specifically opined herein with respect to Kanawha Rail and LJL.

(iv) None of the Organizational Documents have been amended, supplemented or otherwise modified in any respect, and that such Organizational Documents remain in full force and effect as of the date hereof.

(v) The statements, recitals, representations and warranties as to matters of fact set forth in the Organizational Documents, Transactional Documents and Opinion Certificate are materially accurate and complete.

(vi) In rendering to our opinion in opinion paragraph 1 below as to the valid existence and good standing of Kanawha Rail, we have relied exclusively on a Certificate of Fact dated as of July 22, 2014 from the Virginia SCC.

(vii) In rendering our opinion in opinion paragraph 2 below as to the valid existence and good standing of LJL, we have relied exclusively on a Certificate of Existence dated July 22, 2014 from the WV SOS.

(viii) Our opinions as to execution and delivery in opinion paragraphs 3 through 5 below are based exclusively on the statements and representations in the Opinion Certificate.

Based on the forgoing conditions and assumptions, we are of the opinion that:

1. Kanawha Rail is validly existing and in good standing as a limited liability company under the laws of Virginia.

2. LJL is validly existing and in good standing as a limited liability company under the laws of West Virginia.

3. The Agreement has been duly authorized, executed and delivered by Kanawha Rail and LJL.

4. The Indenture (including the Guarantees by Kanawha Rail and LJL contained therein) has been duly authorized, executed and delivered by Kanawha Rail and LJL.

Regency Energy Partners LP

July 25, 2014

5. The Notation of Guarantee has been duly authorized, executed and delivered by Kanawha Rail and LJL.

All of the foregoing opinions are expressly subject to the following qualifications, and we except therefrom any opinion concerning such qualifications:

(a) The opinions expressed herein are limited to (i) the laws of the Commonwealth of Virginia and the State of West Virginia as expressed herein, and we express no opinion with respect to issues subject to or governed by the laws of any other state. In addition, we will not update our opinions or advise you of any changes in state or federal law that could affect the conclusions set forth herein after the date of our letter.

(b) This opinion letter contains our professional judgments as to the matters set forth herein and you may rely upon the matters set forth herein as a legal opinion only. In expressing the conclusions set forth in this opinion letter, we have not intended to and do not render any guarantees or warranties of the matters discussed in this opinion letter.

(c) Our opinions are limited to the matters expressly stated herein, and no additional opinions may be inferred or implied beyond such matters or with respect to documents incorporated by reference in any of the Transactional Documents.

(d) The opinions set forth herein are given as of the date hereof, and we do not assume any obligation to update or supplement our opinions to reflect any facts or circumstances which may hereafter come to our attention or occur.

We consent to the filing of this opinion letter as an exhibit to the Issuers’ Current Report on Form 8-K filed with the federal Securities and Exchange Commission on July 25, 2014. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission.

Very truly yours,

/s/ SPILMAN THOMAS & BATTLE, PLLC